EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:47 PM 04/28/2005
Filed 03:41 PM 04/28/2005
SRV 050344671 – 3962118 FILE

CERTIFICATE OF FORMATION

OF

BLACKHAWK BIOFUELS, LLC

ARTICLE I

NAME

The name of this limited liability company is Blackhawk Biofuels, LLC.

ARTICLE II

REGISTERED OFFICE; AGENT

The address of the registered office of Blackhawk Biofuels, LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and its initial registered agent at the address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Blackhawk Biofuels, LLC this 28th day of April, 2005.

/s/ Bruce A. Johnson
Bruce Johnson, Organizer
Authorized Person